Exhibit 5.1

John T. McKenna +1 650 843 5059 jmckenna@cooley.com

April 23, 2025

Surrozen, Inc.

171 Oyster Point Blvd, Suite 400

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Surrozen, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 9,879,622 shares of the common stock, $0.0001 par value (the “Common Stock”), of the Company consisting of (a) 5,213,415 shares (the “Shares”) of Common Stock that are currently outstanding, (b) up to 1,373,000 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of outstanding pre-funded warrants (the “Pre-Funded Warrants”) and (c) up to 3,293,207 shares of Common Stock (together with the Pre-Funded Warrant Shares, the “Warrant Shares”) issuable upon the exercise of outstanding Series E common stock warrants (together with the Pre-Funded Warrants, the “Warrants”). The Shares and the Warrants were issued by the Company pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”) dated March 24, 2025.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Purchase Agreement, the Warrants, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the consideration payable upon exercise price of the Warrants is adjusted to an amount below the par value per share of the Common Stock.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com

Surrozen, Inc. April 23, 2025 Page Two

On the basis of the foregoing, and in reliance thereon, and subject to the assumption, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By: /s/ John T. McKenna

John T. McKenna

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com